SallieMae N E W S            R E L E A S E

FOR IMMEDIATE RELEASE	Media Contact:	Investor Contacts:

	Martha Holler 703/984-5178	Steve McGarry 703/984-6746 Joe Fisher 703/984-5755

SALLIE MAE ISSUES $2.6 BILLION TALF-ELIGIBLE
PRIVATE STUDENT LOAN ABS

RESTON, Va., May 7, 2009 — SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, announced that, earlier this week, its sponsored trust, SLM Private Education Loan Trust 2009-B, priced $2.6 billion of private education loan asset-backed securities that will settle on May 12, 2009.

The notes are AAA-rated with an expected weighted average life of 4.38 years. These securities are eligible for the Federal Reserve’s Term Asset-Backed Securities Loan Facility (TALF). The coupon on the notes is 1-month LIBOR plus 600 basis points. The notes can be called by the issuer between November 2011 and April 2012 at 93 percent of par. If called on Nov. 15, 2011, Sallie Mae expects to realize a cost of financing of approximately 1-month LIBOR plus 366 basis points on the transaction.

The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release is issued pursuant to Rule 135C under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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This press release contains “forward-looking statements” based on management’s current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks include, among others, general economic conditions, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations, adverse results in legal disputes, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, limited liquidity, increased financing costs and changes in the general interest rate environment. For more information, see the company’s filings with the Securities and Exchange Commission, including the forward-looking statements contained in the company’s Supplemental Financial Information First Quarter 2009. All information in this release is as of May 7, 2009. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

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SLM Corporation (NYSE: SLM), commonly known as Sallie Mae, is the nation’s leading provider of saving- and paying-for-college programs. Through its subsidiaries, the company manages $185 billion in education loans and has 10 million student and parent customers. Through its Upromise affiliates, the company also manages $17 billion in 529 college-savings plans, and is a major, private source of college funding contributions in America with 10 million members and more than $475 million in member rewards. Sallie Mae and its subsidiaries offer debt management services as well as business and technical products to a range of business clients, including higher education institutions, student loan guarantors and state and federal agencies. More information is available at www.salliemae.com. SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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